Exhibit 99.1

Media	Investors
Janis Allen	Kevin Chamberlain
(805) 330-4899	Isaac Garden
(818) 224-7028

PennyMac Mortgage Investment Trust Reports

Fourth Quarter and Full-Year 2020 Results

Westlake Village, CA, February 4, 2021 – PennyMac Mortgage Investment Trust (NYSE: PMT) today reported net income attributable to common shareholders of $76.6 million, or $0.78 per common share on a diluted basis for the fourth quarter of 2020, on net investment income of $196.5 million. PMT previously announced a cash dividend for the fourth quarter of 2020 of $0.47 per common share of beneficial interest, which was declared on December 18, 2020 and paid on January 29, 2021 to common shareholders of record as of December 31, 2020.

Fourth Quarter 2020 Highlights

Financial results:

•	Net income attributable to common shareholders of $76.6 million, down from $93.3 million in the prior quarter

•

Continued recovery in the fair value of government-sponsored enterprise (GSE) credit risk transfer (CRT) investments due to credit spread tightening combined with strong Correspondent Production segment results

•	Book value per common share of $20.30 at December 31, 2020, up from $19.95 at September 30, 2020

Other investment and financing highlights:

•	Investment activity driven by elevated correspondent production volumes

•	Record conventional correspondent loan production volumes of $38.0 billion in unpaid principal balance (UPB), up 39 percent from the prior quarter and up 85 percent from the fourth quarter of 2019[1]

•	Added $441 million in new MSRs

[1]	Consists of delegated conventional conforming and non-Agency loans and, for the fourth quarter of 2019 only, includes conventional loans acquired from PennyMac Financial Services, Inc. (NYSE: PFSI)

•	Settled PMT’s sixth CRT transaction with Fannie Mae and successfully placed $500 million of 2-year term-notes shortly after closing

•	Repurchased approximately 927,000 common shares of PMT at a weighted average price of $16.88, or a total cost of $15.6 million

Full-Year 2020 Highlights

Financial results:

•	Net income of $52.4 million

•	Net income attributable to common shareholders of $27.4 million; diluted earnings per common share of $0.27

•	Dividends of $1.52 per common share

•	Net investment income of $469.4 million, down 4% from the prior year

•	Return on average common equity of 1.4%[2]

“PMT delivered strong results in the fourth quarter,” said President and CEO David Spector, “resulting in book value per share returning to near pre-COVID levels. Driving these results was record conventional production creating $441 million in new organic MSR investments at today’s low rates. Additionally, we completed the purchase of PMT’s sixth and largest CRT transaction with Fannie Mae; CRT securities totaling $1.7 billion in fair value were collateralized by $44 billion in UPB of PMT’s high quality loan production and financed partially by two-year term notes. While we are not making new investment in CRT for the foreseeable future, PMT continues to invest in high-quality MSR assets as a result of the record production from the largest correspondent aggregator in the mortgage industry.”

[2]	Return on average common equity is calculated based on net income attributable to common shareholders as a percentage of monthly average common equity during the year

Mr. Spector continued, “2020 was a challenging year for mortgage REITs, many of which were forced to sell assets at distressed levels, curtail operations, or even cease market activity for some period. I am proud of this management team’s commitment and the work we have done with respect to liquidity and risk management since the inception of the Company, which proved enormously beneficial for PMT as we were not forced to sell assets to generate liquidity. As a result, PMT’s dividend is back to pre-COVID levels, something few other mortgage REITs can state. As the largest correspondent aggregator and with PFSI’s extensive investments in foundational production technology, PMT is well positioned for continued creation of organic investments with strong risk-adjusted returns.”

Mr. Spector concluded, “All of us at PennyMac are grateful for the many kind thoughts and tributes we have received since announcing the sad passing of Stan Kurland, our founder and Chairman. While Stan had retired from day-to-day responsibilities at PennyMac, he remained a trusted advisor and dear friend. His leadership helped lay the foundation for PennyMac’s long-term success which included building and developing a deep management team that carries on his legacy.”

The following table presents the contributions of PMT’s segments, consisting of Credit Sensitive Strategies, Interest Rate Sensitive Strategies, Correspondent Production, and Corporate:

	Quarter ended December 31, 2020
	Credit sensitive stratgies	Interest rate sensitive strategies	Correspondent production	Corporate	Consolidated
	(in thousands)
Net investment income (loss):
Net gain on loans acquired for sale	$—	$—	$70,511	$—	$70,511
Net (loss) gain on investments:
CRT investments	163,650	—	—	—	163,650
Loans at fair value	233	—	—	—	233
Loans held by variable interest entity net of asset-backed secured financing	—	(991)	—	—	(991)
Mortgage-backed securities	—	(7,306)	—	—	(7,306)
Hedging derivatives	(14,103)	109	—	—	(13,994)
Excess servicing spread investments	—	(5,877)	—	—	(5,877)

	149,780	(14,065)	—	—	135,715
Net loan servicing fees	—	(48,643)	—	—	(48,643)
Net interest (expense) income:
Interest income	558	17,616	29,342	1,061	48,577
Interest expense	9,638	37,351	22,648	—	69,637

	(9,080)	(19,735)	6,694	1,061	(21,060)
Other income	356	—	59,655	—	60,011

	141,056	(82,443)	136,860	1,061	196,534

Expenses:
Loan fulfillment and servicing fees payable to PennyMac Financial Services, Inc.	79	18,296	72,606	—	90,981
Management fees payable to PennyMac Financial Services, Inc.	—	—	—	8,687	8,687
Other	6,467	(655)	11,507	5,652	22,971

	$6,546	$17,641	$84,113	$14,339	$122,639

Pretax income (loss)	$134,510	$(100,084)	$52,747	$(13,278)	$73,895

Credit Sensitive Strategies Segment

The Credit Sensitive Strategies segment primarily includes results from CRT, and also includes distressed loans and non-Agency subordinated bonds. Pretax income for the segment was $134.5 million on revenues of $141.1 million, up from pretax income of $50.0 million on revenues of $52.8 million in the prior quarter.

Net gain on investments in the segment was $149.8 million, up from $60.0 million in the prior quarter.

Net gain on CRT investments for the quarter was $163.7 million, up from $61.0 million in the prior quarter, and included $209.9 million in valuation-related gains which reflects the impact of credit spread tightening and elevated prepayment speeds as well as expectations of recoveries of realized losses in PMT’s L Street Securities 2017-PM1 transaction. The prior quarter included $14.5 million in such gains. Net gain on CRT investments also included $48.2 million in realized gains and carry, essentially unchanged from the prior quarter. Losses recognized during the quarter were $108.4 million, up from $2.9 million dollars in the prior quarter as many loans that entered forbearance in spring 2020 became 180 days or more past due. The majority of these losses have the potential to be recovered if the payment status of the related loan is reported as current after the conclusion of a CARES Act forbearance. As of December 31, 2020, we estimate $44 million of these recognized losses are already eligible for reversal subject to review by Fannie Mae, and expect this amount to increase as additional borrowers exit forbearance and reperform.

Net interest expense for the segment totaled $9.1 million, compared to $5.6 million in the prior quarter. Interest income totaled $0.6 million, down from $0.7 million in the prior quarter. Interest expense totaled $9.6 million, up from $6.2 million in the prior quarter, driven by increased financing costs related to the settlement of PMT’s sixth CRT investment.

Segment expenses were $6.6 million, up from $2.8 million in the prior quarter due to additional expenses related to PMT’s loss mitigation efforts.

Interest Rate Sensitive Strategies Segment

The Interest Rate Sensitive Strategies segment includes results from investments in MSRs, excess servicing spread (ESS), Agency mortgage-backed securities (MBS), non-Agency senior MBS and interest rate hedges. Pretax loss for the segment was $100.1 million on investment losses of $82.4 million, compared to a pretax loss of $1.5 million on revenues of $17.4 million in the prior quarter. The segment includes investments that typically have offsetting fair value exposures to changes in interest rates. For example, in a period with increasing interest rates, MSRs and ESS typically increase in fair value whereas Agency MBS typically decrease in fair value.

The results in the Interest Rate Sensitive Strategies segment consist of net gains and losses on investments, net interest income and net loan servicing fees, as well as associated expenses.

Net loss on investments for the segment was $14.1 million, and consisted of $7.3 million of losses on MBS, $5.9 million of losses in the fair value of ESS investments, and $1.0 million of losses on loans held by variable interest entity net of asset-backed secured financing, and $0.1 million of gains in the fair value of hedging derivatives.

Net loan servicing fees were a loss of $48.6 million, down from a gain of $60.4 million in the prior quarter. Net loan servicing fees included servicing fees of $111.7 million, up from the prior quarter primarily driven by a larger portfolio, and $18.7 million in other fees, reduced by $56.3 million in realization of MSR cash flows, which was up 5 percent from the prior quarter. Net loan servicing fees also included $18.2 million in fair value losses of MSRs, $115.8 million in related hedging losses, and $11.1 million of MSR recapture income. PMT’s hedging activities are intended to manage the Company’s net exposure across all interest rate sensitive strategies, which include MSRs, ESS and MBS.

The following schedule details net loan servicing fees:

	Quarter ended
	December 31, 2020	September 30, 2020	December 31, 2019
	(in thousands)
From non-affiliates:
Contractually specified (1)	$111,741	$98,027	$90,822
Other fees	18,719	18,660	7,489
Effect of MSRs:
Carried at fair value—change in fair value
Realization of cashflows	(56,258)	(53,418)	(59,248)
Other	(18,157)	(13,055)	129,292

	(74,415)	(66,473)	70,044
Gains (losses) on hedging derivatives	(115,755)	962	(149,970)

	(190,170)	(65,511)	(79,926)

	(59,710)	51,176	18,385
From PFSI—MSR recapture income	11,067	9,251	2,207

Net loan servicing fees	$(48,643)	$60,427	$20,592

(1)	Includes contractually specified servicing fees, net of guarantee fees.

MSR and ESS valuation losses were realized despite higher rates, driven by increased projections of future prepayment speeds. Agency MBS and interest rate hedges recorded fair losses due to higher interest rates. PMT further benefited from higher recapture income from PFSI for elevated prepayment activity during the quarter. PMT generally benefits from recapture income when the prepayment of a loan underlying PMT’s MSR or ESS results from refinancing by PFSI.

Net interest expense for the segment was $19.7 million, up from $2.7 million in the prior quarter. Interest income totaled $17.6 million, down from $33.5 million in the prior quarter, primarily driven by increased amortization of purchase premiums on Agency MBS. Interest expense totaled $37.4 million, up from $36.2 million in the prior quarter, primarily driven by higher interest shortfall expense from elevated prepayment activity.

Segment expenses were $17.6 million, down from $18.8 million in the prior quarter.

Correspondent Production Segment

PMT acquires newly originated loans from correspondent sellers and typically sells or securitizes the loans, resulting in current-period income and additions to its investments in MSRs related to a portion of its production. PMT’s Correspondent Production segment generated pretax income of $52.7 million, down from $86.9 million in the prior quarter.

Through its correspondent production activities, PMT acquired $56.9 billion in UPB of loans originated by nonaffiliates, up 28 percent from the prior quarter and 53 percent from the fourth quarter of 2019. Of total correspondent acquisitions, conventional conforming acquisitions from nonaffiliates totaled $38.0 billion, and government-insured or guaranteed acquisitions totaled $18.9 billion, up from $27.4 billion and $17.0 billion, respectively, in the prior quarter. Interest rate lock commitments on conventional loans totaled $39.5 billion, up from $34.4 billion in the prior quarter.

Segment revenues were $136.9 million, a 9 percent decrease from the prior quarter and included net gain on loans acquired for sale of $70.5 million, other income of $59.7 million, which primarily consists of volume-based origination fees, and net interest income of $6.7 million. Net gain on loans acquired for sale in the quarter decreased by $31.8 million from the prior quarter, as margins returned to more normalized levels. Interest income was $29.3 million, up from $26.1 million in the prior quarter, and interest expense was $22.6 million, up from $16.5 million in the prior quarter, driven by higher volumes.

Segment expenses were $84.1 million, up from $63.6 million in the prior quarter driven by the increase in activity. The weighted average fulfillment fee rate in the fourth quarter was 19 basis points, down from 20 basis points in the prior quarter.

Corporate Segment

The Corporate segment includes interest income from cash and short-term investments, management fees, and corporate expenses.

Segment revenues were $1.1 million, up from $0.3 million in the prior quarter.

Management fees were $8.7 million, up 2 percent from the prior quarter primarily driven by the increase in average shareholders’ equity versus the prior quarter.

Other segment expenses were $5.7 million, up from $5.1 million in the prior quarter.

Taxes

PMT recorded a tax benefit of $9.0 million compared to a tax expense of $22.7 million in the prior quarter driven by a loss in PMT’s taxable REIT subsidiary.

***

Management’s slide presentation will be available in the Investor Relations section of the Company’s website at www.pennymac-REIT.com beginning at 1:30 p.m. (Pacific Time) on Thursday, February 4, 2021.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets. PMT is externally managed by PNMAC Capital Management, LLC, a wholly-owned subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI). Additional information about PennyMac Mortgage Investment Trust is available at www.PennyMac-REIT.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: our exposure to risks of loss and disruptions in operations resulting from adverse weather conditions, man-made or natural disasters, climate change and pandemics such as COVID-19; the impact to our CRT agreements of increased borrower requests for forbearance under the CARES Act; changes in the Company’s investment objectives or investment or operational strategies, including any new lines of business or new products and services that may subject it to additional risks; volatility in the Company’s industry, the debt or equity markets, the general economy or the real estate finance and real estate markets specifically, whether the result of market events or otherwise; events or circumstances which undermine confidence in the financial and housing markets or otherwise have a broad impact on financial and housing markets, such as the sudden instability or collapse of large depository institutions or other significant corporations, terrorist attacks, natural or manmade disasters, or threatened or actual armed conflicts; changes in general business, economic, market, employment and domestic and international political conditions, or in consumer confidence and spending habits from those expected; declines in real estate or significant changes in U.S. housing prices or activity in the U.S. housing market; the availability of, and level of competition for, attractive risk-adjusted investment opportunities in mortgage loans and mortgage-related assets that satisfy the Company’s investment objectives; the inherent difficulty in winning bids to acquire mortgage loans, and the Company’s success in doing so; the concentration of credit risks to which the Company is exposed; the degree and nature of the Company’s competition; the Company’s dependence on its manager and servicer, potential conflicts of interest with such entities and their affiliates, and the performance of such entities; changes in personnel and lack of availability of qualified personnel at its manager, servicer or their affiliates; the availability, terms and deployment of short-term and long-term capital; the adequacy of the Company’s cash reserves and working capital; the Company’s ability to maintain the desired relationship between its financing and the interest rates and maturities of its assets; the timing and amount of cash flows, if any, from the Company’s investments; unanticipated increases or volatility in financing and other costs, including a rise in interest rates; our substantial amount of indebtedness; the performance, financial condition and liquidity of borrowers; the ability of the Company’s servicer, which also provides the Company with fulfillment services, to approve and monitor correspondent sellers and underwrite loans to investor standards; incomplete or inaccurate information or documentation provided by customers or counterparties, or adverse changes in the financial condition of the Company’s customers and counterparties; the Company’s indemnification and repurchase obligations in connection with mortgage loans it purchases and later sells or securitizes; the quality and enforceability of the collateral documentation evidencing the Company’s ownership and rights in the assets in which it invests; increased rates of delinquency, default and/or decreased recovery rates on the Company’s investments; the performance of mortgage loans underlying mortgage backed securities in which the Company retains credit risk; the Company’s ability to foreclose on its investments in a timely manner or at all; increased prepayments of the mortgages and other loans underlying the Company’s mortgage-backed securities or relating to the Company’s mortgage servicing rights, excess servicing spread and other investments; the degree to which the Company’s hedging strategies may or may not protect it from interest rate volatility; the effect of the accuracy of or changes in the estimates the Company makes about uncertainties, contingencies and asset and liability valuations when measuring and reporting upon the Company’s financial condition and results of operations; the Company’s ability to maintain appropriate internal control over financial reporting; technologies for loans and the Company’s ability to mitigate security risks and cyber intrusions; the Company’s ability to obtain and/or maintain licenses and other approvals in those jurisdictions where required to conduct its business; the Company’s ability to detect misconduct and fraud; the Company’s ability to comply with various federal, state and local laws and regulations that govern its business; developments in the secondary markets for the Company’s mortgage loan products; legislative and regulatory changes that impact the mortgage loan industry or housing market; changes in regulations or the occurrence of other events that impact the business, operations or prospects of government agencies such as the Government National Mortgage Association, the Federal Housing Administration or the Veterans Administration, the U.S. Department of Agriculture, or government-sponsored entities such as the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation, or such changes that increase the cost of doing business with such entities; the Dodd-Frank Wall Street Reform and Consumer Protection Act and its implementing regulations and regulatory agencies, and any other legislative and regulatory changes that impact the business, operations or governance of mortgage lenders and/or publicly traded companies; the Consumer Financial Protection Bureau and its issued and future rules and the enforcement thereof; changes in government support of homeownership; changes in government or government-sponsored home affordability programs; limitations imposed on the Company’s business and its ability to satisfy complex rules for it to qualify as a REIT for U.S. federal income tax purposes and qualify for an exclusion from the Investment Company Act of 1940 and the ability of certain of the Company’s subsidiaries to qualify as REITs or as taxable REIT subsidiaries for U.S. federal income tax purposes, as applicable, and the Company’s ability and the ability of its subsidiaries to operate effectively within the limitations imposed by these rules; changes in governmental regulations, accounting treatment, tax rates and similar matters (including changes to laws governing the taxation of REITs, or the exclusions from registration as an investment company); the Company’s ability to make distributions to its shareholders in the future; the Company’s failure to deal appropriately with issues that may give rise to reputational risk; and the Company’s organizational structure and certain requirements in its charter documents. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31, 2020	September 30, 2020	December 31, 2019
	(in thousands except share amounts)
ASSETS
Cash	$57,704	$278,486	$104,056
Short-term investments	127,295	81,624	90,836
Mortgage-backed securities at fair value	2,213,922	2,404,766	2,839,633
Loans acquired for sale at fair value	3,551,890	4,024,494	4,148,425
Loans at fair value	151,734	193,832	270,793
Excess servicing spread received from PennyMac Financial Services, Inc.	131,750	142,990	178,586
Derivative and credit risk transfer strip assets	164,318	107,436	202,318
Firm commitment to purchase credit risk transfer securities at fair value	—	—	109,513
Real estate acquired in settlement of loans	28,709	35,697	65,583
Deposits securing credit risk transfer arrangements	2,799,263	1,417,792	1,969,784
Mortgage servicing rights	1,755,236	1,388,403	1,535,705
Servicing advances	121,820	46,897	48,971
Due from PennyMac Financial Services, Inc.	8,152	18,872	2,760
Other	404,553	313,778	204,388

Total assets	$11,516,346	$10,455,067	$11,771,351

LIABILITIES
Assets sold under agreements to repurchase	$6,309,418	$5,439,835	$6,648,890
Mortgage loan participation and sale agreements	16,851	79,721	—
Exchangeable senior notes	196,796	196,058	443,506
Notes payable secured by credit risk transfer and mortgage servicing assets	1,924,999	1,602,389	1,696,295
Asset-backed financing of a variable interest entity at fair value	134,726	175,879	243,360
Interest-only security payable at fair value	10,757	12,940	25,709
Assets sold to PennyMac Financial Services, Inc. under agreement to repurchase	80,862	86,958	107,512
Derivative and credit risk transfer strip liabilities at fair value	287,808	166,080	6,423
Firm commitment to purchase credit risk transfer securities at fair value	—	148,794	—
Accounts payable and accrued liabilities	124,809	94,864	91,149
Due to PennyMac Financial Services, Inc.	87,005	122,478	48,159
Income taxes payable	23,563	33,164	1,819
Liability for losses under representations and warranties	21,893	14,641	7,614

Total liabilities	9,219,487	8,173,801	9,320,436

SHAREHOLDERS’ EQUITY
Preferred shares of beneficial interest	299,707	299,707	299,707
Common shares of beneficial interest—authorized, 500,000,000 common shares of $0.01 par value; issued and outstanding 97,862,625, 98,789,406, and 100,182,227 common shares, respectively	979	988	1,002
Additional paid-in capital	2,096,907	2,111,854	2,127,889
(Accumulated deficit) retained earnings	(100,734)	(131,283)	22,317

Total shareholders’ equity	2,296,859	2,281,266	2,450,915

Total liabilities and shareholders’ equity	$11,516,346	$10,455,067	$11,771,351

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Quarterly Periods Ended
	December 31, 2020	September 30, 2020	December 31, 2019
	(in thousands, except per share amounts)
Investment Income
Net gain on investments	$135,715	$19,597	$34,682
Net loan servicing fees:
From nonaffiliates
Servicing fees	141,527	125,938	100,518
Change in fair value of mortgage servicing rights	(74,415)	(66,473)	70,046
Hedging results	(115,755)	962	(149,972)

	(48,643)	60,427	20,592
Net gain on loans acquired for sale	70,511	98,422	65,337
Loan origination fees	59,589	38,547	31,959
Interest income	48,577	60,623	95,210
Interest expense	69,637	59,017	92,582

Net interest (expense) income	(21,060)	1,606	2,628
Results of real estate acquired in settlement of loans	318	2,259	(526)
Other	104	155	364

Net investment income	196,534	221,013	155,036

Expenses
Earned by PennyMac Financial Services, Inc.:
Loan fulfillment fees	72,606	54,839	58,297
Loan servicing fees	18,375	18,752	13,695
Management fees	8,687	8,508	10,314
Loan origination	10,486	7,234	5,382
Loan collection and liquidation	7,667	1,082	218
Safekeeping	2,452	1,075	1,729
Professional services	1,863	1,554	1,066
Compensation	1,132	1,039	1,513
Other	(629)	4,733	3,551

Total expenses	122,639	98,816	95,765

Income before (benefit from) provision for income taxes	73,895	122,197	59,271
(Benefit from) provision for income taxes	(8,984)	22,650	674

Net income	82,879	99,547	58,597
Dividends on preferred shares	6,235	6,235	6,235

Net income attributable to common shareholders	$76,644	$93,312	$52,362

Earnings per share
Basic	$0.78	$0.94	$0.56
Diluted	$0.78	$0.94	$0.55
Weighted average shares outstanding
Basic	98,346	99,227	93,169
Diluted	98,534	99,424	101,865
Dividends declared per common share	$0.47	$0.40	$0.47

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Year ended December 31,
	2020	2019	2018
	(in thousands, except per share amounts)
Net investment income
Net (loss) gain on investments	$(170,885)	$263,318	$81,926
Net loan servicing fees:
From nonaffiliates
Servicing fees	462,517	319,489	212,725
Change in fair value of mortgage servicing rights	(938,937)	(464,350)	(58,781)
Hedging results	601,743	80,619	(35,549)

	125,323	(64,242)	118,395
From PennyMac Financial Services, Inc.	28,373	5,324	2,192

	153,696	(58,918)	120,587
Net gain on loans acquired for sale	379,922	170,164	59,185
Loan origination fees	147,272	87,997	43,321
Interest income	222,135	317,885	222,772
Interest expense	270,770	297,446	175,171

Net interest (expense) income	(48,635)	20,439	47,601
Results of real estate acquired in settlement of loans	5,465	771	(8,786)
Other	2,516	5,044	7,233

Net investment income	469,351	488,815	351,067

Expenses
Earned by PennyMac Financial Services, Inc.:
Loan fulfillment fees	222,200	160,610	81,350
Loan servicing fees	67,181	48,797	42,045
Management fees	34,538	36,492	24,465
Loan origination	26,437	15,105	6,562
Loan collection and liquidation	10,363	4,600	7,852
Safekeeping	7,090	5,097	1,805
Professional services	6,405	5,556	6,380
Compensation	3,890	6,897	6,781
Other	11,517	15,020	15,839

Total expenses	389,621	298,174	193,079

Income before provision for (benefit from) income taxes	79,730	190,641	157,988
Provision for (benefit from) income taxes	27,357	(35,716)	5,190

Net income	52,373	226,357	152,798
Dividends on preferred shares	24,938	24,938	24,938

Net income attributable to common shareholders	$27,435	$201,419	$127,860

Earnings per common share
Basic	$0.27	$2.54	$2.09
Diluted	$0.27	$2.42	$1.99
Weighted average common shares outstanding
Basic	99,373	78,990	60,898
Diluted	99,373	87,711	69,365